Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of AXA Equitable Holdings, Inc. of our report dated April 6, 2018, except for the effects of the stock split discussed in Note 19 to the consolidated financial statements, as to which the date is April 26, 2018 relating to the financial statements, and financial statement schedules. We also consent to the reference to us under the heading “Experts” in Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-221521) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 10, 2018